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                                                                     EXHIBIT 3.4



                       CERTIFICATE OF AMENDMENT OF BYLAWS

                                       OF

                               DRAC NETWAVES, INC.


        The undersigned, being the Secretary of DRAC Netwaves, Inc., a California corporation (the "Company"), hereby certifies that Article 3, Section
3.2 of the Bylaws of the Company was amended, effective October 28, 1997, by all of the shareholders of the Company entitled to vote to provide in its entirety as follows:


               3.2    NUMBER OF DIRECTORS

                      The authorized number of directors shall be not less than
               four (4) nor more than seven (7), with the initial number of directors being five (5). The board of directors shall have the sole right and power to alter the actual size of the board of directors within the range specified in this Section 3.2 unless changed by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote thereon.

                      No reduction of the authorized number of directors shall
               have the effect of removing any director before that director's term of office expires.



        IN WITNESS WHEREOF, the undersigned has hereunto set his hand and affixed the corporate seal this 7th day of November, 1997.



                                             /s/ DEAN HAMILTON
                                             -----------------------------------
                                             Dean Hamilton, Secretary